EXHIBIT 99.1

OHA Investment Corporation Announces First Quarter 2019 Results

NEW YORK, May 14, 2019 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ: OHAI) (the “Company”) today announced its financial results for the quarter ended March 31, 2019. Management will discuss the Company's results summarized below on a conference call on Wednesday, May 15, 2019, at 10:00 a.m. (Eastern Time).

Summary results for the quarter ended March 31, 2019:
Total investment income:  $1.5 million, or $0.08 per share
Net investment loss:  ($0.1) million, or ($0.01) per share
Net realized and unrealized gains:  $1.7 million, or $0.08 per share
Net asset value:  $37.1 million, or $1.84 per share
New portfolio investments added during the quarter:  $2.4 million (par value)
Fair value of portfolio investments:  $63.3 million

Portfolio Activity
The fair value of our investment portfolio was $63.3 million at March 31, 2019, decreasing 3.5% compared to December 31, 2018. In the first quarter of 2019, the Company had realizations of $6.3 million, which were partially offset by the addition of two new portfolio companies and an add-on to an OHA investment, totaling $2.3 million. During the quarter, we had net unrealized gains of $1.5 million, primarily due to a $0.9 million write up of our ATP limited term overriding royalty interests, a legacy energy investment, and $0.5 million of net mark-to-market unrealized gains on our OHA portfolio investments. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 10.6% and 10.5%, respectively, as of March 31, 2019.

In January 2019, we purchased $0.1 million of EaglePicher, adding to our $0.3 million position that was previously acquired in February 2018. The $0.1 million EaglePicher second lien term loan was purchased at a 6% discount to par, earns interest payable in cash at a rate of LIBOR+7.25%, and matures in March 2026.

In February 2019, we purchased $1.1 million of second lien term loan in Caliber, a leading provider of automobile collision repair. The Caliber second lien term loan was purchased at a 1.75% discount to par, earns interest payable in cash at a rate of LIBOR+7.25% and matures in February 2027.

Also in February 2019, we purchased $1.2 million of second lien term loan in PharMerica, a leading provider of health and pharmacy services to assisted living, skilled nursing, public health, long-term care, and post-acute care settings. The PharMerica second lien term loan was purchased at a 2.5% discount to par, earns interest payable in cash at a rate of LIBOR+8.5% with a 1% LIBOR floor and matures in March 2027.

During the quarter, we sold our entire $5.0 million of senior unsecured notes in Avantor at an average price of 104.5% of par, resulting in a realized capital gain of $223,000 or $0.01 per share. This investment was initiated in September 2017 and generated a gross unlevered internal rate of return of 12.5% and a return on investment of 1.17x. In March 2019, we sold $0.4 million and $0.1 million of our second lien term loans in WASH and Coinamatic, respectively, at a price of 99.0% of par.

Operating Results
Investment income totaled $1.5 million for the first quarter of 2019, decreasing 33% compared to $2.3 million in the corresponding quarter of 2018. The decrease in investment income was primarily attributable to placing our investment in OCI subordinated notes on full non-accrual in October 2018, which was partially offset by an increase of $0.4 million in non-affiliate investment interest income.

Operating expenses for the first quarter of 2019 were $1.7 million, a decrease of $0.7 million, or 29%, compared to operating expenses for the first quarter of 2018. Interest expense and bank fees decreased by 24% to $0.6 million from $0.8 million compared to the same period in the prior year largely due to lower amount outstanding on our Credit Facility, as well as lower amortization of debt issuance costs. Management fees decreased by 21% to $0.3 million from $0.4 million due to lower average asset base subject to the base management fee. Professional fees decreased by 61% to $0.3 million from $0.6 million primarily due to lower legal costs. Other general and administrative expenses increased by 5% to $0.4 million from $0.4 million.

The resulting net investment loss was ($145) thousand or ($0.01) per share, for the first quarter of 2019, compared to net investment loss of ($95) thousand, or ($0.00) per share, for the first quarter of 2018.

We recorded net realized and unrealized gains on investments totaling $1.7 million, or $0.08 per share, for the first quarter of 2019, compared to net realized and unrealized gains of $1.8 million, or $0.09 per share, for the first quarter of 2018. In the first quarter of 2019, we recorded net unrealized appreciation of $1.5 million, or $0.07 per share. Additionally, in the first quarter of 2019 we realized net capital gains of $220 thousand, or $0.01 per share, which was primarily related to the sale of our investment in Avantor.

Overall, we experienced a net increase in net assets resulting from operations of $1.5 million, or $0.08 per share, for the first quarter of 2019. After declaring a quarterly distribution during the period of $0.02 per share, our net asset value increased 3% from $1.78 per share as of December 31, 2018 to $1.84 per share as of March 31, 2019.

Liquidity and Capital Resources
At March 31, 2019, we had cash and cash equivalents totaling $4.6 million, with $2.9 million committed to two new portfolio investments which had not yet closed as of March 31, 2019 but settled in the second quarter of 2019. On January 7, 2019, we borrowed an additional $3.0 million under the Credit Facility of our delayed draw term loan. On February 11, 2019, we repaid $2.0 million of the Credit Facility. The total amount outstanding under our Credit Facility at March 31, 2019 was $30.0 million with $4.0 million available to draw.

Review of Strategic Alternatives
OHAI’s Board of Directors continues to explore a variety of strategic alternatives to enhance shareholder value, including, among other things, raising additional capital, the sale of part or all of the Company, a merger or joint venture with another party, the acquisition of existing investment portfolios and other strategic transactions. To assist OHAI in this process, the Board of Directors has retained Keefe, Bruyette & Woods, Inc. ("KBW") as its financial advisor and investment banker. While we are actively working with KBW to explore these options and committed to taking actions that we believe will maximize shareholder value, there is no assurance that the Company will execute on any of them. No specific timetable or formal process has been set and OHAI does not expect to comment further on the review of strategic alternatives or periodically provide updates to the market with additional information unless and until the Company’s Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary.

Webcast / Conference Call at 10:00 a.m. Eastern Time on May 15, 2019
We invite all interested persons to participate in our conference call on Wednesday, May 15, 2019, at 10:00 a.m. (Eastern Time). The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 5286428. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Investments in portfolio securities at fair value
Affiliate investments (cost: $26,028 and $26,028, respectively)	$2,331	$2,271
Non-affiliate investments (cost: $81,571 and $85,306, respectively)	61,011	63,335
Total portfolio investments (cost: $107,599 and $111,334, respectively)	63,342	65,606
Investments in U.S. Treasury Bills at fair value (cost: $9,996 and $14,989, respectively)	9,996	14,989
Total investments	73,338	80,595
Cash and cash equivalents	4,556	3,124
Accounts receivable and other current assets	487	499
Interest receivable	281	224
Other prepaid assets	32	19
Deferred tax asset	158	316
Total current assets	5,514	4,182
Total assets	$78,852	$84,777

Liabilities
Current liabilities
Distributions payable	$403	$403
Accounts payable and accrued expenses	1,121	683
Due to broker	—	3,251
Due to affiliate	231	571
Management and incentive fees payable	316	366
Income taxes payable	39	39
Repurchase agreement	9,796	14,689
Short-term debt, net of debt issuance costs	29,893	—
Total current liabilities	41,799	20,002
Long-term debt, net of debt issuance costs	—	28,866
Total liabilities	41,799	48,868
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	211,907	211,907
Total distributable earnings (loss)	(174,874)	(176,018)
Total net assets	37,053	35,909
Total liabilities and net assets	$78,852	$84,777
Net asset value per share	$1.84	$1.78

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended March 31,
	2019	2018
Investment income:
Interest income:
Interest income	$1,503	$2,228
Money market interest	15	49
Other income	11	6
Total investment income	1,529	2,283
Operating expenses:
Interest expense and bank fees	629	823
Management fees	316	400
Incentive fees	—	1
Costs related to strategic alternatives review	27	75
Professional fees	253	643
Other general and administrative expenses	388	370
Director fees	61	61
Total operating expenses	1,674	2,373
Incentive fee waiver	—	(1)
Net operating expenses	1,674	2,372
Income tax provision, net	—	6
Net investment income (loss)	(145)	(95)

Net realized capital gain on investments	220	13
Benefit(provision) for taxes	—	(42)
Total net realized capital gain (loss) on investments	220	(29)

Total net unrealized appreciation on investments	1,472	1,856

Net increase in net assets resulting from operations	$1,547	$1,732

Net increase in net assets resulting from operations per common share	$0.08	$0.08

Distributions declared per common share	$0.02	$0.02
Weighted average shares outstanding - basic and diluted	20,172	20,172

Per Share Data(1)
Net asset value, beginning of period	$1.78	$2.37

Net investment income (loss)	(0.01)	(0.01)
Net realized and unrealized gain on investments	0.08	0.09
Net increase in net assets resulting from operations	0.08	0.08

Distributions to common stockholders	(0.02)	(0.02)
Net decrease in net assets from distributions	(0.02)	(0.02)

Net asset value, end of period	$1.84	$2.43

(1) Per share data is based on weighted average number of common shares outstanding for the period. Per share data may not total due to rounding.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested over $6.5 billion in over 150 direct lending investments over the past 15+ years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price – Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy.Fielding@kekst.com
Aduke Thelwell – Aduke.Thelwell@kekst.com